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Exhibit - 10.3

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement") is made as of April 1, 1999, by and among INTEGRATED INFORMATION SYSTEMS, INC., an Arizona corporation ("IIS" or the "Company"), and JAMES GARVEY, an individual ("Garvey").

                                    RECITALS

     This Agreement establishes the terms and conditions of Garvey's continued employment with the Company.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

     1. DEFINITIONS. As used herein:

        (a) "Company Confidential Information" shall mean confidential, proprietary information or trade secrets of IIS including without limitation the following: (1) customer lists and customer information as compiled by IIS; (2) IIS's internal practices and procedures; (3) IIS's financial condition and financial results of operation to the extent not generally available to the public; (4) all information which Garvey has a reasonable basis to consider confidential or which is treated by IIS as confidential; and (5) any and all information having independent economic value to IIS that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Garvey acknowledges that such information is Company Confidential Information whether disclosed to or learned by Garvey or originated by Garvey during employment by IIS.

        (b) "IIS" shall mean Integrated Information Systems, Inc. and any other entity in which it owns directly or indirectly 50% or more of the equity interest.

     2. TERM OF AGREEMENT. This Agreement shall commence as of the date hereof and shall continue for a term of five (5) years, subject to the other provisions hereof (the "Term"). The parties may extend the Term for additional one-year terms by mutual written agreement.

     3. POSITION WITH IIS. During the Term, Garvey shall serve as the Chief Executive Officer of IIS. Garvey shall devote his full time, energy and skill to the affairs of IIS and shall faithfully and diligently perform all duties commensurate with such position, including, without limitation, those duties reasonably requested by IIS's Board of Directors. Garvey shall be subject to and comply with IIS's policies and procedures.

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     4. Salary. Garvey shall be entitled to receive a minimum base salary in the amount of $125,000 annually, payable in equal installments in accordance with IIS's general salary payment policies in effect during the term hereof (the "Minimum Base Salary"). Garvey's Minimum Base Salary may, at the sole discretion of IIS's Board of Directors, be increased at such times and in such amounts as the Board shall determine.

     5. Bonus. Garvey shall be entitled to participate in any executive bonus program offered by IIS.

     6. Benefit Plans. Garvey shall be afforded benefits (i.e., sick leave, medical and other group benefits) similar to those afforded to the other executive officers of IIS. Garvey shall be entitled to [four (4)] weeks of paid vacation per year. Nothing in this Agreement shall restrict IIS's ability to terminate or modify any benefit plan or arrangement; provided, however, that IIS shall not be entitled to terminate or modify the medical plan payments and vacation arrangements specifically provided to Garvey in this Section 6 without Garvey's prior written consent, and no such termination or modification of any benefit plan or vacation arrangements shall serve to forfeit any accrued but unused benefits earned by Garvey.

     7. Expenses. IIS shall pay for or reimburse Garvey for all ordinary and necessary business expenses incurred or paid by Garvey in furtherance of IIS's business, subject to and in accordance with IIS's policies and procedures of general application. IIS also shall make the monthly lease payments on Garvey's automobile. In addition, IIS will pay for or will reimburse the cost of insurance and gas for the automobile.

     8. Non-Competition. Garvey covenants and agrees that he will not, during the term hereof and for one (1) year after any termination of employment, other than termination without Cause, within any jurisdiction in which IIS does business:

        (a) Directly or indirectly participate or assist in the ownership, management, operation or control of any business similar to or competitive with IIS; provided, however, that Garvey may own, directly or indirectly, solely as an investment, securities of any person which are traded on any national securities exchange or in the over the counter market if Garvey
     (x) is not a controlling person of, or a member of a group which controls, such person or (y) does not, directly or indirectly, own 1% or more of any class of securities of such person; or

        (b) Directly or indirectly solicit for employment any person who is, or within the six month period preceding the date of such solicitation was, an employee of IIS, provided that general newspaper advertisements or other similar solicitations shall not be restricted; or
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          (c)  Call on or directly or indirectly solicit or divert or take away from IIS any person, firm, corporation, or other entity who is a customer or supplier of IIS.

     9. Confidentiality and Nondisclosure. It is understood that in the course of Garvey's employment with IIS, Garvey will become acquainted with Company Confidential Information. Garvey recognizes that Company Confidential Information has been developed or acquired at great expense, is proprietary to IIS, and is and shall remain the exclusive property of IIS. Accordingly, Garvey agrees that he will not, without the express written consent of IIS, during Garvey's employment with IIS and thereafter or until such time as Company Confidential Information becomes generally known, or readily ascertainable by proper means, by persons unrelated to IIS, disclose to others, copy, make any use of, or remove from IIS's premises any Company Confidential Information, except as Garvey's duties for IIS may specifically require.

     10. Reasonableness of Scope; Remedies. Garvey acknowledges and agrees that a breach by Garvey of the provisions of Sections 8 and 9 of this Agreement will cause IIS irreparable injury and damage that cannot be reasonably or adequately compensated by damages at law. Garvey further acknowledges and agrees that he has such skills and abilities that the provisions of this Sections 8 and 9 will not prevent him from earning a living. Garvey expressly agrees that IIS shall be entitled to injunctive or other equitable relief to prevent a threatened breach, breach or continued breach of Sections 8 or 9 hereof in addition to any other remedies legally available to it.

     11. Extension During Breach. Garvey agrees that the time periods described in Sections 8 and 9 shall be extended for a period equal to the duration of any breach of this Agreement by Garvey.

     12. Return of IIS Materials and Company Confidential Information. Upon Termination, Garvey shall promptly deliver to IIS the originals and all copies of any and all materials, documents, notes, manuals, or lists containing or embodying Company Confidential Information, or relating directly or indirectly to the business of IIS, in the possession or control of Garvey.

     13. No Agreement With Others. Garvey represents, warrants, and agrees that Garvey is not a party to any agreement with any other person or business entity, including former employers, that in any way affects Garvey's employment by IIS or relates to the same subject matter of this Agreement or conflicts with his obligations under this Agreement, or restricts Garvey's services to IIS.
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14.  Termination

          (a) Termination by IIS for Cause. IIS shall have the right to terminate Garvey for Cause if the Board determines that any of the following events have occurred:

               (i) Garvey engages in gross misconduct materially detrimental to the Company;

               (ii)   Garvey materially breaches this Agreement; or

               (iii) Garvey is charged with or convicted of committing a felony or crime involving moral turpitude, or engages in conduct involving fraud, dishonesty, embezzlement, theft or conduct that is materially detrimental to IIS or that could reasonably be expected to have a material adverse impact on the standing or reputation of Garvey or IIS.

IIS shall provide written notice of its intent to terminate this Agreement for Cause hereunder, stating the grounds or nature of the reasons for such termination. With respect to a purported violation of subsection (a) or (b) above that is curable in such time period, IIS shall afford Garvey an opportunity to cure or disprove the purported violation for the ten-day period following such notice. Upon a termination for Cause, Garvey shall be entitled to receive only such compensation and benefits as are due Garvey through the effective date of such termination.

          (b) Termination by Garvey for Good Reason. Garvey shall have the right to terminate his employment for "Good Reason," if any of the following events have occurred:

               (i) a demotion of Executive by Company to a position having materially less duties and responsibilities than the position set forth in Section 3 hereof;

               (ii) Company materially breaches this Agreement and such breach is not cured or disproven within ten days after Garvey provides written notice thereof to Company describing the nature and details of such breach; or

               (iii) the consummation of a merger of Company with or into another entity or acquisition of more than 50% of the Company equity voting securities or assets by another person or entity, in each case other than (A) an entity formed by or previously affiliated with Company before such merger or acquisition or (B) a person or entity to whom Garvey sold, exchanged or tendered Company voting securities owned beneficially or of record by him, where, in conjunction with such event, either Garvey is not offered an opportunity to or declines to continue his employment with the acquiring company or the acquiring company refuses to assume or be bound by the terms of this Agreement.

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     15.  Termination Upon Voluntary Resignation. In the event Garvey voluntarily resigns his employment with IIS (other than for Good Reason), Garvey shall be entitled to receive only such compensation and benefits as are due Garvey through the effective date of such resignation.

     16. Termination Upon Death of Garvey. If during the term of this Agreement Garvey dies, then this Agreement shall terminate and IIS shall pay to the estate of Garvey only the compensation and benefits (including any life insurance benefits provided to Garvey's estate under IIS's standard policies as in effect) due Garvey through the date of his death.

     17. Termination Upon Disability of Garvey. If during the term of this Agreement, after any reasonable accommodation required by law, Garvey is unable to perform the services required of Garvey pursuant to this Agreement for a continuous period of ninety (90) days due to disability or incapacity by reason of any physical or mental illness, then IIS shall have the right to terminate this Agreement at the end of such 90-day period by giving written notice to Garvey. Garvey shall be entitled to receive only his normal compensation and benefits through the date of his termination.

     18. Termination by IIS Other than for Cause, Death, Disability or Voluntary Resignation, or Termination by Garvey for Good Reason. IIS shall have the right to terminate Garvey other than for Cause, death, disability or voluntary resignation, and Garvey shall have the right to terminate his employment for Good Reason, in either event upon thirty (30) days prior written notice to Garvey or Company, as appropriate. In the event IIS elects to terminate Garvey for any reason other than for Cause, death, disability or voluntary resignation of Garvey, or in the event Garvey terminates his employment for Good Reason, Garvey shall be entitled to receive (i) the Minimum Base Salary due Garvey for the Term, which shall be payable at the same time and amounts as if he continued in the employ of IIS, and (ii) any accrued bonus, which shall be payable upon the expiration of the 30-day period referenced above.

     19. Arbitration. Any dispute between the parties, whether arising out of or in connection with this Agreement, shall be determined by arbitration, which, other than the relief provided in Section 10 hereof, shall be the exclusive remedy of the parties. Any such dispute shall be submitted to and be resolved in accordance with the rules and regulations of the American Arbitration Association. The arbitration shall be held in Phoenix, Arizona. The arbitrators shall state in writing the reasons for the award. The arbitrators shall award compensatory damages to the prevailing party. The arbitrators shall have no authority to award consequential or punitive or statutory damages, and the parties hereby waive any claim to those damages to the fullest extent allowed by law.

     20. Severability; Reformation. If any court or arbiter determines that any of the restrictive covenants in this Agreement, or any part thereof, is or are invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect, without regard to invalid portions. If any of the provisions of this Agreement should ever be deemed to exceed the temporal, geographic or occupational limitations permitted by applicable

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laws, those provisions shall be and are hereby reformed to the maximum temporal, geographic or occupational limitations permitted by law. If the court or arbiter refuses to reform this Agreement as provided above, the parties hereto agree to modify the provisions held to be unenforceable to preserve each party's anticipated benefits thereunder.

     21. Attorneys' Fees. In the event of any action, proceeding or arbitration arising from or relating to this Agreement or the alleged breach hereof, the party prevailing therein shall recover its or his reasonable attorneys' fees and costs.

     22. Notices. Any notice, election or communication to be given under this Agreement shall be in writing and delivered in person, by telecopier, or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

          If to IIS:          Integrated Information Systems, Inc.
                              1560 W. Fountainhead Parkway, Ste. 200
                              Tempe, Arizona 85282
                              FAX: (602) 731-3614
                              Attn: General Counsel

          with copy to:       Snell & Wilmer L.L.P.
                              One Arizona Center
                              Phoenix, Arizona 85004-0001
                              FAX: (602) 382-6070
                              Attn: Steven D. Pidgeon, Esq.

          If to Garvey:       James Garvey
                              1023 East Calle Monte Vista Drive
                              Tempe, Arizona 85294
                              FAX: (602) 731-3614

or to such other address as IIS or Garvey may, from time to time, designate in writing by notice hereunder. Notices delivered hereunder shall be deemed to have been duly given: when delivered by hand, if personally delivered; three
(3) business days after being deposited in the mail, postage prepaid, if delivered by mail; and when receipt is acknowledged, if telecopied.

     23. Entire Agreement. This Agreement and any other document which is specifically referred to in this Agreement constitute and embody the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements, whether oral or in writing.

     24. Binding Nature. This Agreement shall be binding upon and inure to the benefit of IIS and its successors and assigns, and upon Garvey and his heirs and legal representatives.

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     25.  CAPTIONS; HEADINGS. The captions and paragraph headings included in this Agreement are for convenience of reference only and do not constitute a part of this Agreement.

     26. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     27. WITHHOLDING. Garvey acknowledges and agrees that payments made to Garvey by IIS pursuant to the terms of this Agreement may be subject to tax withholding and that IIS may withhold against payments due Garvey any such amounts as well as any other amounts payable by Garvey to IIS.

     28. ASSIGNMENT BY IIS. Nothing in this Agreement shall preclude IIS from consolidating or merging into or with, or transferring all or substantially all of IIS's assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings of IIS hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term "IIS" as used herein shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

     29. ASSIGNMENT BY GARVEY. This Agreement, or any right or interest hereunder, may not be assigned by Garvey, his beneficiaries or legal representatives, without IIS's prior written consent; provided, however, that nothing in this Section 29 shall preclude Garvey from designating a beneficiary to receive, or assigning to a trust or other entity established by Garvey for estate or financial planning purposes, any benefit hereunder upon Garvey's death, or shall preclude the executors, administrators or other legal representatives of Garvey or his estate from assigning any right or interest hereunder to the person or persons entitled to such right or interest.

     30. MODIFICATION. No modification, supplement, amendment or waiver of this Agreement shall be binding unless executed in writing by all parties hereto. A waiver of any of the provisions of this Agreement shall be not be deemed to or constitute a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     31. GOVERNING LAW. This Agreement has been executed and delivered in the State of Arizona, and its validity, interpretation, performance and enforcement shall be governed by the laws of that state without regard to conflict of law principles.

     32. CONSTRUCTION. This Agreement shall be construed fairly as to both parties and not in favor of or against either party, regardless of which party prepared this Agreement.

     33. RELEASE. Receipt of any of the benefits to be provided to Garvey under this Agreement following termination of Garvey's employment hereunder shall be subject to Garvey's compliance with any reasonable and lawful policies or procedures of IIS relating to employee

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severance including the execution of a mutual release of any and all claims that
Garvey and IIS may have against one another or any related person, except for the continuing obligations provided herein, and an agreement that the parties shall not disparage one another.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        INTEGRATED INFORMATION SYSTEMS, INC.,
                                        an Arizona corporation




                                        By: /s/ David Wirthlin
                                            ---------------------------------
                                        Its: CFO
                                            ---------------------------------


                                        JAMES GARVEY
                                        /s/ James Garvey







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